Exhibit 23.3
Consent of Independent Petroleum Engineers
     We consent to the use in this Annual Report of NGAS Resources, Inc. on Form 10-K for the year ended December 31, 2007 of certain information from our report dated February 15, 2008 relating to our estimate of the proved oil and gas reserves and future net cash flows from the properties of Daugherty Petroleum, Inc. and to the reference to our firm in the Annual Report of NGAS Resources, Inc. on Form 10-K for the year ended December 31, 2007.

WRIGHT & COMPANY, INC.
By:	/s/ D. Randall Wright
D. Randall Wright,
President

Brentwood, Tennessee
March 11, 2008